Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, of our report dated July 7, 2020 with respect to our audit of the balance sheet of Investment Grade RE Income Fund LP (the “Fund”) as of December 31, 2019, the related statements of operations and partner’s deficit, and of cash flows for the period from September 27, 2019 (“Incpetion”) through December 31, 2019, and the related notes to the financial statements. Our report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

/s/ dbbmckennon

Newport Beach, California

July 7, 2020